Exhibit 99.1

Technitrol Reports Q110 Results; Dividend Declared

PHILADELPHIA--(BUSINESS WIRE)--May 3, 2010--Technitrol, Inc. (NYSE: TNL) announced financial results for its first fiscal quarter ended March 26, 2010. The presentation of these results and comparative results in prior periods treats the Medtech and MEMS businesses and the Electrical Contact Products Group (Electrical) as discontinued operations.

  Revenues for the first quarter were $92.9 million, reflecting a sharper-than-expected decline in direct-to-OEM mobile handset antenna business, normal seasonal slowness in consumer electronics production and an expected reduction in production activity around the Chinese Lunar New Year holiday. This compares with revenues of $105.4 million in the prior quarter and $100.0 million in the first quarter of 2009.
  U.S. GAAP operating loss was $30.4 million. Excluding severance, impairment and other associated costs -- mainly a write-down in goodwill and the identifiable intangible asset value of the relationship with the above-mentioned mobile handset OEM and accelerated depreciation and impairments of equipment related to products no longer manufactured – non-cash stock-based compensation expenses and other adjustments, non-GAAP operating loss was $1.6 million, compared with profits of $4.8 million in the prior quarter and $0.2 million in the first quarter of 2009. Profitability was impacted by low mobile antenna capacity utilization, unusually high ramp-up expenses at factories producing magnetics-based components, inventory reserves and increasing legal expenses to defend a patent suit.
  Loss per diluted share from continuing operations was $0.88. Excluding the items noted in the previous paragraph, non-GAAP loss per share was $0.24, compared with earnings of $0.10 in the fourth quarter and $0.06 in the first quarter of 2009. In addition to the loss from operations, the first-quarter non-GAAP loss per share was driven by sizable foreign exchange losses and interest expense.
  Adjusted EBITDA was $2.5 million, compared with $9.4 million in the previous quarter and $5.2 million in the first quarter of 2009.

“In 2010 we will take aggressive action in three areas that are critical to driving improved financial results in the business going forward,” said Daniel M. Moloney, Technitrol President and Chief Executive Officer. “First, we will improve performance in our mobile antenna revenue business by diversifying our base of customers and optimizing operations. Second, we will continue aggressively expanding our labor force in China to add capacity commensurate with strong demand for our products. And, third, we will undertake actions to improve the overall efficiency of the company by simplifying business operations.”

In the first quarter, Technitrol introduced a number of new products aimed at growing network and wireless markets:

  three types of antennas for machine-to-machine applications such as broadband access, automated meter reading, security, tracking and data collection;
  the first truly worldwide long-term-evolution antenna that can run on seven frequency bands;
  a line of splitters enabling telephone companies to offer triple-play (voice, video and data) services over twisted-pair copper lines;
  and the nanofilter, believed to be the world’s smallest, in-line DSL filter, tailored to networks in growing Southeast Asia, Eastern Europe and India markets.

Approximate first-quarter revenues in Technitrol’s primary markets, compared with the previous and year-ago quarters, are as follows (in millions):

	Quarter Ended
Market	3/26/10	12/25/09	3/27/09
Network	$43.4	$44.2	$36.2
Power	25.5	25.3	$27.9
Wireless	24.0	35.9	$35.9
Total	$92.9	$105.4	$100.0
  First-quarter sales of Network products were up approximately 20% compared with the first quarter of 2009, but flat with the prior quarter, reflecting a continuation of capacity constraints in China due to Lunar New Year interruptions and labor recruitment challenges. The capacity challenge, which Technitrol believes also affects competitors, is expected to continue through the second quarter of 2010, but with less severity, due to improvements in recent hiring performance in China.
  As expected, revenues from the Power group were approximately flat with the prior quarter due to normal seasonal production declines in consumer electronic goods, offset by slight increases in the automotive and infrastructure equipment sectors. Power revenues were approximately 9% lower than the first quarter of 2009, when automotive ignition coil customers purchased stock ahead of Technitrol’s production transfer to China.
  Wireless Group revenues decreased approximately 33% sequentially from the fourth quarter, driven by acceleration of the previously announced loss of direct business with a major handset OEM customer. The Group’s first-quarter revenue run rate for mobile device antennas was approximately 50% below 2009, but its rate of decline is expected to moderate in the near term, as the loss of business with the major customer is mostly offset by seasonal demand strengthening and some new business with competing OEMs.

Based on the continued growth in its order backlog and continuous improvements in expanding its labor force in China, Technitrol expects second-quarter 2010 revenues from continuing operations to be in the range of $102 million to $108 million. Operating profit, excluding any severance, impairment and other associated costs, is expected to be between $2.5 million and $3.5 million.

Separately, Technitrol announced that its board of directors declared a quarterly shareholder dividend of $0.025 per common share, an amount equal to that declared in the previous quarter, payable July 16, 2010 to shareholders of record on July 2, 2010.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-K report for the year ended December 25, 2009 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated into this report by reference as though set forth in full. This report should be read in conjunction with Item 1a of the 10-K report.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Monday, May 3, 2010 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on Monday, May 3, 2010 and concluding at midnight, May 10, 2010. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended
	3/26/2010	3/27/2009

Net sales	$92,860	$99,973
Cost of goods sold	73,268	77,504
Gross profit	19,592	22,469
Selling, general and administrative expenses	22,698	22,210
Severance, impairment and other associated costs	27,327	77,055
Operating loss	(30,433)	(76,796)

Interest expense, net	(1,349)	(679)
Other (expense) income, net	(5,904)	3,924
Loss from continuing operations before income taxes	(37,686)	(73,551)
Income tax benefit	(2,142)	(56)
Net loss from continuing operations	(35,544)	(73,495)
Loss from discontinued operations, net of taxes	(18,076)	(1,065)
Net loss	(53,620)	(74,560)
Non-controlling interest, net of taxes	307	(12)
Net loss attributable to Technitrol, Inc.	(53,927)	(74,548)

Basic loss per share from continuing operations	(0.88)	(1.80)
Basic loss per share from discontinued operations	(0.44)	(0.03)
Basic loss per share	(1.32)	(1.83)

Diluted loss per share from continuing operations	(0.88)	(1.80)
Diluted loss per share from discontinued operations	(0.44)	(0.03)
Diluted loss per share	(1.32)	(1.83)

Amounts attributable to Technitrol, Inc.
Net loss from continuing operations	$(35,851)	$(73,483)
Net loss from discontinued operations	(18,076)	(1,065)
Net loss	(53,927)	(74,548)

FINANCIAL POSITION (UNAUDITED)
(in thousands, except per-share amounts)	3/26/2010	12/25/2009

Cash and equivalents	$28,978	$39,707
Trade receivables, net	62,194	70,237
Inventories	39,031	39,677
Other current assets	25,851	19,832
Assets held for sale	62,702	84,672
Fixed assets, net of depreciation	35,855	40,404
Other assets	56,038	85,382
Total assets	310,649	379,911
Accounts payable	44,722	49,614
Accrued expenses	55,852	58,333
Liabilities held for sale	25,960	24,905
Long-term debt	76,650	81,000
Long-term convertible notes	50,000	50,000
Other long-term liabilities	43,260	48,812
Total liabilities	296,444	312,664
Shareholders' equity	14,205	67,247
Net worth per share	0.34	1.63
Shares outstanding	41,242	41,242

NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. Adjusted EBITDA
	Quarter Ended
	3/26/10	12/25/09	3/27/09

Net (loss) earnings attributable to Technitrol, Inc.	$(53,927)	$876	$(74,548)
Net loss from discontinued operations	18,076	2,455	1,065
Non-controlling interest	307	(76)	(12)
Income tax (benefit) expense	(2,142)	(977)	56
Interest expense, net	1,349	876	679
Non-cash stock-based compensation expenses	308	320	(65)
Depreciation and amortization	5,313	4,663	4,906
Other expense (income)	5,904	1,299	(3,924)
Severance, impairment and other associated costs	27,327	--	77,055
Adjusted EBITDA	2,515	9,436	5,212

2.	Net (loss) earnings per diluted share excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended
	3/26/10	12/25/09	3/27/09

Net (loss) earnings per diluted share	$(1.32)	$0.02	$(1.83)
Diluted loss per share from discontinued operations	0.44	0.06	0.03
After-tax severance, impairment and other associated costs, per share	0.61	--	1.86
After-tax non-cash stock-based compensation expenses, per share	0.01	0.01	--
Other adjustments: accelerated depreciation and impairment of capitalized credit facility fees	0.02	0.01	--
Net (loss) earnings per diluted share excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments	(0.24)	0.10	0.06

3.	Operating (loss) profit excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and accelerated depreciation

	Quarter Ended
	3/26/10	12/25/09	3/27/09

Operating (loss) profit	$(30,433)	$4,453	$(76,796)
Pre-tax severance, impairment and other associated costs	27,327	--	77,055
Non-cash stock-based compensation expenses	308	320	(65)
Other adjustments: accelerated depreciation	1,188	--	--
Operating (loss) profit, excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and accelerated depreciation	(1,610)	4,773	194

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest, non-cash stock-based compensation expenses and other expense/income and excluding severance, impairment and other associated costs and other adjustments), is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. Adjusted EBITDA is often used by our shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2.3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2010 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol, Inc.
David Stakun, 215-942-8428